Exhibit 99.1

[Kinder Morgan Logo]

Larry Pierce Media Relations (713) 369-9407
Irene Twardowski Broussard Investor Relations (713) 369-9490 www.kindermorgan.com

KINDER MORGAN, INC. REPORTS RECORD EARNINGS;
RAISES DIVIDEND 41%; INCREASES 2004 ESTIMATE

     HOUSTON, Jan. 21, 2004 - Kinder Morgan, Inc. (NYSE: KMI) today reported record earnings for 2003, increased its quarterly dividend by 41 percent to $0.5625 per share ($2.25 annualized) and raised its diluted earnings per share estimate for 2004 to $3.71 from $3.67.

     Diluted earnings per share from continuing operations in 2003 before special items were $3.33, up 17 percent from $2.84 per share in 2002, and above consensus estimates of $3.29 per share. Comparable earnings per share for the fourth quarter were $0.89, up 10 percent from $0.81 in 2002, and above consensus estimates of $0.86. Consistent with the company's third quarter earnings announcement, the principal special item in 2003 was the non-cash revaluation of its interest in a power plant located in Wrightsville, Ark., which was recently placed into bankruptcy by Mirant. The following table details the special items.

	4Q '03	4Q '02	2003	2002
Diluted EPS From Cont. Ops. Before Special Items	$0.89	$0.81	$3.33	$2.84
Special Items
Revaluation of Power Investments	(0.24)	(0.68)	(0.24)	(0.68)
Income Tax Adjustments	--	0.42	--	0.34
Other	--	(0.01)	(0.01)	(0.01)
Diluted EPS From Continuing Operations	$0.65	$0.54	$3.08	$2.49

     Including special items, 2003 income from continuing operations was $381.7 million, or $3.08 per share, compared to $307.7 million, or $2.49 per share, in

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KMI-2003 Earnings	Page 2

2002. For the fourth quarter, income from continuing operations was $80.8 million, or $0.65 per share, compared to $66.5 million, or $0.54 per share, for the same period in 2002.

     Chairman and CEO Richard D. Kinder said KMI's fee-based businesses and its ownership of the general partner of Kinder Morgan Energy Partners, L.P. (NYSE: KMP) combined to produce outstanding financial results in 2003. "We are delighted with KMI's results for the fourth quarter and the year. We significantly exceeded our published 2003 budget target of $3.18 recurring earnings per share and generated almost $560 million in cash flow, ahead of our revised full-year forecast of approximately $530 million and our original 2003 budget of about $470 million." (Cash flow is defined as pre-tax income before DD&A, less cash paid for income taxes and sustaining capital expenditures.)

     "KMI's significant cash flow enabled us to substantially increase our dividend for the second time in less than a year, while at the same time paying down more than $350 million in debt in 2003," Kinder said. He noted that KMI's total debt-to-capital ratio improved to less than 43 percent at year-end, down from 48 percent at year-end 2002.

     KMI has increased its quarterly dividend by over 10 times from $0.05 to $0.5625 per share in the past 18 months, driven primarily by the passage of federal legislation in 2003 that substantially reduced taxes on dividends. "Given our strong and growing cash flow, we expect to continue to increase our dividend on an annual basis, thereby returning significant cash to our shareholders," Kinder said. "We expect annual dividend increases in the future will approximate KMI's annual growth in earnings. At the new $2.25 annualized rate, our dividend represents less than 50 percent of KMI's expected free cash flow in 2004 and approximately 60 percent of our expected earnings."

     The increased quarterly dividend of $0.5625 per share ($2.25 annualized) - up from $0.40 per share ($1.60 annualized) - will be payable on Feb. 13, 2004, to shareholders of record as of Jan. 30, 2004.

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KMI-2003 Earnings	Page 3

2004 Outlook

     Today, KMI announced an increase in its 2004 earnings expectations to $3.71 per diluted share from $3.67 per share. The expectations include contributions from assets currently owned by Kinder Morgan and do not include any benefits from unidentified acquisitions. KMI's expected cash flow in 2004 is approximately $580 million, and generally represents the amount of cash KMI will have available to pay dividends, repurchase stock, retire debt and fund expansion capital projects.

     "We will detail KMI's 2004 financial plan on Friday, Jan. 23, at our annual investor conference in Houston and, as in past years, post it on our web site so that investors may follow our progress throughout the year," Kinder explained. "Our 2004 budget will be the standard by which we measure our success this year. We remain committed to transparency, and we will continue to review and explain any variances to the plan during our quarterly earnings calls."

Overview of Business Segments

     KMI's interest in KMP contributed $398.3 million of pre-tax earnings to KMI in 2003, up 18 percent over $338.5 million in 2002, and $105.5 million of pre-tax earnings in the fourth quarter, compared to $90.9 million in the same period the previous year. KMI will receive $421.4 million in total distributions from its investment in KMP for the year, up from $355.3 million for 2002, and $111.6 million in the fourth quarter compared to $95.4 million in the same period the previous year. As KMP's cash flow grows, KMI's general partner share of that cash flow grows as well, up to 50 percent of incremental cash flow. "KMP's cash flow continued to increase in 2003 primarily due to internal growth on its pipeline, terminal and CO2 assets, along with solid performances from acquired assets," Kinder said.

     Natural Gas Pipeline Company of America (NGPL) reported segment earnings of $372.0 million for 2003 and $95.4 million for the fourth quarter. Results were 3 and 4 percent higher, respectively, than in the comparable periods of 2002. "NGPL had another terrific year, successfully re-contracting firm transportation and storage capacity

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KMI-2003 Earnings	Page 4

and increasing throughput," Kinder said. For the winter heating season, approximately 98 percent of the firm transportation capacity is sold out on NGPL, and storage is fully sold out through 2004. Results also reflect the benefits of a full year of earnings contributions from the St. Louis lateral and Horizon Pipeline expansions. Also contributing to earnings was a 10.7 billion cubic feet of NSS storage service expansion at the existing North Lansing storage facility located in east Texas, all of which is fully subscribed under long-term contracts that began in April 2003. Construction on the approximately $38 million project is expected to be completed in May 2004. In addition, throughput increased in this segment by nearly 2 percent for the year and 3.7 percent for the fourth quarter. "Although increased throughput does not directly correlate to an increase in short-term earnings on NGPL (the vast majority of firm transportation and storage revenues come from demand charges secured by contracts that customers pay regardless of the amount of natural gas they ship through the pipeline), it does mean our customers are more fully utilizing their capacity, which bodes well for future business," Kinder said.

     TransColorado reported segment earnings of $23.1 million for the year and $5.6 million for the fourth quarter. Full year results were nearly double the previous year, in part due to KMI's increased ownership stake in TransColorado from 50 to 100 percent as of October 2002, while quarterly results were flat with last year. "TransColorado performed very well, significantly surpassing its $16.0 million published annual budget, and we are excited about its future," Kinder said. He noted Colorado and Wyoming are the fastest growing on-shore natural gas production areas in the 48 contiguous United States and that there is significant demand to access that gas and connect the supply to other pipelines. As previously announced, KMI is expanding TransColorado, a 292-mile interstate pipeline that stretches from northwestern Colorado into northern New Mexico, following the signing of a 10-year, firm natural gas transportation contract with an undisclosed shipper. The approximately $33 million expansion will provide an additional 125,000 dekatherms per day of firm transportation capacity on TransColorado and is expected to be completed in the third quarter of 2004.

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KMI-2003 Earnings	Page 5

     Segment earnings for Retail were $65.5 million for 2003 and $20.7 million for the fourth quarter. Results for the year were approximately $200,000 higher than the company's annual budget projection of $65.3 million and about 2 percent above 2002. As explained in the first quarter 2003 earnings release, a timing shift resulted in fourth quarter results being lower than in the same period in 2002. "Retail's record annual earnings were primarily attributable to above average irrigation demand in Nebraska, meter growth in Colorado and the benefit of a full year of the expanded Choice Gas program in Wyoming," Kinder said. KMI's hedging program, designed to normalize winter heating load, continued to reduce revenue volatility related to weather and produced more stable and reliable cash flows. Retail also began construction on a 60-mile Montrose to Ouray, Colo., natural gas pipeline that will add several thousand new customers. The first phase of the approximately $20 million project is expected to be brought on-line in the summer of 2004.

     Power, which represented about 2 percent of KMI's total segment earnings in 2003, recorded earnings of $22.1 million for the year and $3.1 million for the fourth quarter, in each case before special items. Results were about $2.7 million better than the company's annual published budget of $19.4 million for this segment. The expected earnings reduction in this segment in comparison to 2002 reflected the discontinuation of power plant development activities.

     As noted in special items, the non-cash revaluation of KMI's interest in the Wrightsville power plant amounted to less than $28 million after tax. In addition, KMI has agreed to sell natural gas reserves associated with its Power operations, resulting in the receipt of approximately $3 million in cash and the recognition of a $2 million after-tax book loss.

     Kinder Morgan, Inc. is one of the largest energy transportation and storage companies in America, operating more than 35,000 miles of natural gas and products pipelines and approximately 90 terminals. Kinder Morgan, Inc. owns the general partner interest of Kinder Morgan Energy Partners, L.P., the largest publicly traded pipeline limited partnership in the U.S. in terms of market capitalization. Combined, the two

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KMI-2003 Earnings	Page 6

companies have an enterprise value of almost $24 billion. (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join us at 4:30 p.m. Eastern Time on Wednesday, Jan. 21, at www.kindermorgan.com for a LIVE webcast conference call on the company's 2003 and fourth quarter earnings.

Additionally, you are invited to join us on Friday, Jan. 23, at www.kindermorgan.com for a LIVE webcast of the company's annual investor conference beginning at 9 a.m. Eastern Time.

     In this release, we present a measure of cash flow that differs from cash flow measures prepared under Generally Accepted Accounting Principles (GAAP). In this release, we have defined cash flow to be pre-tax income before depletion, depreciation and amortization (DD&A), less cash paid for income taxes and less sustaining capital expenditures. In each case, the amounts included in the calculation of these measures are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not a defined term under GAAP. Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity of the asset. We routinely calculate and communicate this measure to investors. We believe that continuing to provide this information results in consistency in our financial reporting. In addition, we believe that this measure is useful to investors because it provides investors with a quick, simple and reasonable estimate of our cash flow available for expansion projects, debt repayment, dividends and share repurchases.

     We believe the most directly comparable cash flow measure computed under GAAP is "cash flow provided by operating activities." This GAAP measure differs from the cash flow measure used in this release in that (1) it is not reduced for sustaining capital expenditures, and (2) it is affected by a number of items that are not taken into account in the cash flow measure used in this release, including (i) adjustments for equity in earnings, (ii) distributions from equity investments, (iii) minority interests in income of unconsolidated subsidiaries, (iv) deferred purchased gas costs, (v) deferred revenues, (vi) changes in gas in underground storage, (vii) changes in other working capital items, (viii) net gains or losses on sale of facilities, (ix) proceeds from termination of interest rate swaps, and (x) other, net. We have attached a reconciliation of cash flow to preliminary cash provided from operations for actual reported results. Cash flow should be considered in conjunction with cash provided from operations, as defined by GAAP.

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KMI-2003 Earnings	Page 7

     This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Kinder Morgan believes that its expectations are based on reasonable assumptions, it can give no assurance that such assumptions will materialize. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein are enumerated in Kinder Morgan's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

# # #

KINDER MORGAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Operating Revenues:
Natural Gas Transportation and Storage	$180,362	$176,165	$ 689,566	$ 628,172
Natural Gas Sales	87,241	86,579	351,349	312,764
Other	12,578	22,265	56,982	74,319
Total Operating Revenues	280,181	285,009	1,097,897	1,015,255

Operating Costs and Expenses:
Gas Purchases and Other Costs of Sales	88,939	99,376	354,261	311,224
Operations and Maintenance	30,984	30,556	123,188	125,565
General and Administrative	17,786	20,145	71,741	73,496
Depreciation and Amortization	29,631	28,100	117,528	106,496
Taxes, Other Than Income Taxes	7,868	5,532	30,573	27,282
Revaluation of Power Investments	44,513	134,525	44,513	134,525
Total Operating Costs and Expenses	219,721	318,234	741,804	778,588

Operating Income (Loss)	60,460	(33,225)	356,093	236,667

Other Income and (Expenses):
Equity in Earnings of Kinder Morgan Energy Partners	123,081	107,108	464,967	392,135
Equity in Earnings (Losses) of Other Equity Investments	(809)	(260)	7,451	12,791
Interest Expense, Net	(33,549)	(41,652)	(139,588)	(161,935)
Interest Expense - Capital Trust Securities	(5,478)	-	(10,956)	-
Minority Interests	(10,913)	(16,171)	(52,493)	(55,720)
Other, Net	690	13,402	830	18,792
Total Other Income and (Expenses)	73,022	62,427	270,211	206,063

Income From Continuing Operations Before Income Taxes	133,482	29,202	626,304	442,730
Income Tax Expense (Benefit)	52,672	(37,266)	244,600	135,019
Income From Continuing Operations	80,810	66,468	381,704	307,711
Loss on Disposal of Discontinued Operations	-	(4,986)	-	(4,986)
Net Income	$ 80,810	$ 61,482	$ 381,704	$ 302,725
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Basic Earnings Per Common Share:
Income From Continuing Operations	$ 0.66	$ 0.55	$ 3.11	$ 2.52
Loss on Disposal of Discontinued Operations	-	(0.04)	-	(0.04)
Total Basic Earnings Per Common Share	$ 0.66	$ 0.51	$ 3.11	$ 2.48
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Number of Shares Used in Computing Basic
Earnings Per Common Share	123,196	121,688	122,605	122,184
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Diluted Earnings Per Common Share:
Income From Continuing Operations	$ 0.65	$ 0.54	$ 3.08	$ 2.49
Loss on Disposal of Discontinued Operations	-	(0.04)	-	(0.04)
Total Diluted Earnings Per Common Share	$ 0.65	$ 0.50	$ 3.08	$ 2.45
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Number of Shares Used in Computing Diluted
Earnings Per Common Share	124,365	122,638	123,824	123,402
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Dividends Per Common Share	$ 0.40	$ 0.10	$ 1.10	$ 0.30
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KINDER MORGAN, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION (UNAUDITED)
(DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
Equity in Earnings of Kinder Morgan Energy Partners	$ 123,081	$ 107,108	$ 464,967	$ 392,135
Segment Earnings:(1)
NGPL	95,401	91,612	372,017	359,911
TransColorado	5,636	5,706	23,112	12,648
Retail	20,730	25,524	65,482	64,056
Power	3,065	14,023	22,076	36,673
	247,913	243,973	947,654	865,423
General and Administrative Expenses	(17,786)	(20,145)	(71,741)	(73,496)
Interest Expense, Net	(33,549)	(41,652)	(139,588)	(161,935)
Interest Expense - Capital Trust Securities(2)	(5,478)	-	(10,956)	-
Other	(10,222)	(16,652)	(50,297)	(50,940)
Income From Continuing Operations
Before Income Taxes and Special Items	180,878	165,524	675,072	579,052
Income Taxes, Excluding Special Items	70,682	66,006	263,131	229,424
Income From Continuing Operations
Before Special Items	110,196	99,518	411,941	349,628
Special Items, Net of Tax	(29,386)	(33,050)	(30,237)	(41,917)
Income From Continuing Operations	$ 80,810	$ 66,468	$ 381,704	$ 307,711
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Diluted Earnings Per Share From Continuing
Operations Before Special Items	$ 0.89	$ 0.81	$ 3.33	$ 2.84
Special Items:
Revaluation of Power Investments(3)	(0.24)	(0.68)	(0.24)	(0.68)
Income Tax Adjustments	-	0.42	-	0.34
Other	-	(0.01)	(0.01)	(0.01)
Diluted Earnings Per Share From Continuing Operations	$ 0.65	$ 0.54	$ 3.08	$ 2.49
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Earnings Attributable to Investments in KMP
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
General Partner Interest, Including Minority Interest in the OLPs	$ 88,774	$ 75,081	$ 333,675	$ 277,024
Limited Partner Units (KMP)	9,296	9,203	36,516	42,920
Limited Partner i-units (KMR)	25,011	22,824	94,776	72,191
	123,081	107,108	464,967	392,135
Pre-tax Minority Interest in KMR(4)	(17,564)	(16,214)	(66,642)	(53,631)
Pre-tax KMI Earnings from Investments in KMP	$ 105,517	$ 90,894	$ 398,325	$ 338,504
	=========	=========	=========	=========

Additional Information
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002

Average KMP Units Owned by KMI	18.2	18.4	18.3	21.9
KMP Earnings per Unit	$ 0.51	$ 0.50	$ 2.00	$ 1.96
Average KMR Shares Owned by KMI	14.6	13.2	14.1	9.5
Average Total KMR Shares Outstanding	48.6	45.2	47.4	36.8

Volume Highlights
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
Systems Throughput (Trillion Btus):
NGPL(5)	402.7	388.2	1,508.5	1,480.5
TransColorado(6)	40.1	42.8	168.9	155.8
Retail(7)	14.4	12.0	48.0	42.4

Btus = British thermal units
(1) Operating income before special items and corporate costs plus gains and losses on incidental sales of assets plus earnings from equity method investments.
(2) Due to our adoption of a recently issued accounting standard, $5,478 and $10,956 of expense associated with our Capital
Trust Securities are recorded as interest expense for the quarter and twelve months ended December 31, 2003, respectively.
Prior to the third quarter of 2003, expenses associated with these securities were included in "Minority Interests."
(3) Includes, for the three months and twelve months ended December 31, 2003, pre-tax charges of $2,882 reported in the caption
"Equity in Earnings (Losses) of Other Equity Investments" in the accompanying Consolidated Statements of Income.
(4) Minority interest, net of tax (as reported in the Consolidated Statements of Income), was $10,890 and $10,614 for the
three months ended December 31, 2003 and 2002, respectively, and $41,318 and $33,251 for the twelve months ended December 31, 2003 and 2002, respectively.
(5) Excludes transport for Kinder Morgan Texas and Tejas intrastate pipelines.
(6) Includes 100% of TransColorado transportation volumes for all periods. Effective October 1, 2002, we acquired the 50% of TransColorado that we did not previously own.
(7) Excludes transport volumes of intrastate pipelines.

KINDER MORGAN, INC. AND SUBSIDIARIES
PRELIMINARY SUMMARIZED BALANCE SHEET INFORMATION (UNAUDITED)
(DOLLARS IN MILLIONS)

	December 31,	December 31,
	2003	2002
Assets:
Cash and Cash Equivalents	$ 11	$ 36
Other Current Assets	265	385
Investments	3,268	3,311
Property, Plant and Equipment, Net	6,065	6,048
Other Assets	366	323
Total Assets	$ 9,975	$ 10,103
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Liabilities and Stockholders' Equity:
Notes Payable and Current Maturities of Long-term Debt	$ 133	$ 501
Other Current Liabilities	344	365
Other Liabilities and Deferred Credits	2,633	2,647
Long-term Debt:
Outstanding Notes and Debentures	2,837	2,852
Deferrable Interest Debentures Issued to Subsidiary Trusts	284	-
Value of Interest Rate Swaps	88	140
	3,209	2,992
Capital Trust Securities	-	275
Minority Interests in Equity of Subsidiaries	1,010	968
Stockholders' Equity	2,646	2,355
Total Liabilities and Stockholders' Equity	$ 9,975	$ 10,103
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Total Debt(1)	$ 2,959	$ 3,317
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Total Capital(2)	$ 6,899	$ 6,915
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Ratio of Total Debt to Total Capital	42.9%	48.0%
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(1) Notes payable and current maturities of long-term debt plus outstanding notes and debentures, less cash and cash equivalents.
(2) Total debt plus deferrable interest debentures issued to subsidiary trusts plus capital trust securities plus minority interests in equity of subsidiaries plus stockholders' equity.

KINDER MORGAN, INC. AND SUBSIDIARIES
RECONCILIATION OF PRELIMINARY CASH FLOW (UNAUDITED)
(DOLLARS IN MILLIONS)
	Twelve Months Ended December 31,
	2003	2002
Simplified Calculation of Cash Flow Per Press Release
Income Before Income Taxes and Special Items	$ 675.1	$ 579.1
Add: Depreciation and Amortization	117.5	106.5
Less: Sustaining Capital Expenditures	(83.5)	(86.2)
Less: Cash Paid for Income Taxes	(151.1)	(114.3)
Simplified Calculation of Cash Flow Per Press Release	$ 558.0	$ 485.1
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Reconciliation of Simplified Calculation to Preliminary Statement of Cash Flow

Simplified Calculation of Cash Flow Per Press Release	$ 558.0		$ 485.1
Add Back: Sustaining Capital Expenditures	83.5		86.2
Subtotal	641.5		571.3
Other Adjustments(1)	(52.6)		(123.3)
Net Cash Flows Provided by Continuing Operations	$ 588.9	(2)	$ 448.0
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(1) Adjustments for equity in earnings, distributions from equity investments, minority interests in income of unconsolidated subsidiaries, deferred purchased gas costs, deferred revenues, changes in gas in underground storage, changes in other working capital items, net gain on sale of facilities, proceeds from termination of interest rate swap, litigation settlement escrow deposit, pension contributions in excess of expense and other, net.
(2) Preliminary estimate. Final statement of cash flows will be provided on Form 10-K.